Exhibit 99.1

Marine Petroleum Trust

MARINE PETROLEUM TRUST

ANNOUNCES FIRST QUARTER CASH DISTRIBUTION

DALLAS, Texas, February 17, 2023 – Marine Petroleum Trust (NASDAQ: MARPS) (“Marine”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.159312 per unit, payable on March 28, 2023, to unitholders of record on February 28, 2023. Marine’s 2022 tax information, cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.marps-marine.com/. Additionally, printed reports can be requested and are mailed free of charge.

This distribution of $0.159312 per unit is lower than the $0.244387 per unit distributed last quarter. This quarter, volumes of both oil and natural gas produced and included in this distribution and the price realized for oil have decreased while the price realized for natural gas slightly increased. This distribution is higher than the $0.107485 per unit distributed in the comparable quarter in 2022. As compared to the comparable quarter in 2022, the volumes of both oil and natural gas produced and included in this distribution have increased. Prices realized for both oil and natural gas have increased when compared to this time last year.

Marine’s distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Marine receives royalties two months after oil production and three months after natural gas production.

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Contact:	Ron E. Hooper
SVP, Royalty Trust Services
Argent Trust Company, Trustee
Toll Free – 1.855.588-7839